EXHIBIT 10.6

AMENDED STANDBY PURCHASE AGREEMENT

THIS STANDBY PURCHASE AGREEMENT (this “Agreement”), dated as of                     , 2012, is by and among Central Federal Corporation, a Delaware corporation (the “Company”), and                                 (a “Standby Purchaser”).

WITNESSETH:

WHEREAS, the Company proposes, pursuant to the Registration Statement (as defined herein), to commence an offering to holders of its common stock par value $0.01 per share (the “Common Stock”) of record as of the close of business on a date to be determined by the Board of Directors of the Company (the “Record Date”), of non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at a subscription price of $1.00 per share (the “Subscription Price”) for an aggregate offering amount of up to $25.0 million, subject to adjustment based on the amount determined to be necessary to comply with Section 6(f) of this Agreement (the “Rights Offering”); and

WHEREAS, pursuant to the Rights Offering, the Company will distribute to each of its shareholders of record as of the Record Date, at no charge, one Right for each share of Common Stock held by such shareholders as of the Record Date, and each Right will entitle the holder to purchase, for each share of Common Stock owned as of the Record Date, New Shares at the Subscription Price (the “Basic Subscription Privilege”); and

WHEREAS, each holder of Rights who exercises in full its Basic Subscription Privilege will be entitled to subscribe for additional shares of Common Stock not otherwise purchased pursuant to the exercise of the Basic Subscription Privileges up to the total number of New Shares, at the Subscription Price (the “Over-Subscription Privilege”); and

WHEREAS, the Company may offer any shares of Common Stock that remain unsubscribed in the Rights Offering at the expiration of the Rights Offering to the public, on a best efforts basis, at the Subscription Price per share (the “Public Reoffer”); and

WHEREAS, for each three New Shares of Common Stock subscribed for in the Rights Offering or the Public Reoffer, purchasers will receive, without charge, one warrant to purchase one additional share of Common Stock at a purchase price of $1.00 per share (the “Warrant”). The Warrant will be exercisable for a period of three years from the closing, may be exercised only by cash payment and will be non-transferable. No fractional Warrants will be issued and Warrants will be rounded down. By way of example, a purchaser purchasing three New Shares will receive one Warrant and a purchaser purchasing five New Shares will receive one Warrant, while a purchaser purchasing six New Shares will receive two Warrants; and

WHEREAS, in order to facilitate the Rights Offering, the Company has requested the Standby Purchaser (as defined herein) to agree, and the Standby Purchaser has agreed, subject to the terms and conditions of this Agreement, to acquire from the Company, at the Subscription Price,                     shares of Common Stock and                     Warrants (such number of shares and Warrants, the “Securities”) in conjunction with the Rights Offering (the “Standby Offering” and, together with the Rights Offering and the Public Reoffer, if any, the “Stock Offerings”); and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Standby Purchaser; provided that such Standby Purchaser or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights with respect to such affiliate.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Bank” shall mean CFBank, a federally chartered savings association and a wholly owned subsidiary of the Company,

“Bank Board” shall mean the board of directors of the Bank.

“Banking Regulators” means any federal or state authority or agency having jurisdiction over banks, savings and loan associations, savings bank or other financial institutions or their holding companies, including, without limitation, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve.

“Basic Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are generally closed in the State of Ohio.

“Certificate of Incorporation” shall have the meaning set forth in Section 3(d) hereof.

“Closing” shall mean the closing of the purchases described in Section 2 hereof, which shall be held at the offices of Silver, Freedman & Taff, L.L.P., in Washington, D.C., at 10:00 a.m., Eastern Time, on the Closing Date or at such other place and time as shall be agreed upon by the parties hereto.

“Closing Date” shall mean the date of the Closing.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Cure Period” shall have the meaning set forth in Section 6(h) hereof.

“Designated Investor Directors” shall have the meaning set forth in Section 7(a)(vi)(A)(ii) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Information Agent” shall have the meaning set forth in Section 4(d) hereof.

“Market Adverse Effect” shall have the meaning set forth in Section 7(a)(iii) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, or on the earnings, financial position, operations, assets, results of operations or business of the Company and its Subsidiaries taken as a whole; provided that the meaning shall exclude any changes from general economic, industry, market or competitive conditions or changes in laws, rules or regulations generally affecting Persons in the Company’s industry so long as the Company is not disproportionately affected.

“Merger Transaction” shall have the meaning set forth in Section 17 hereof.

“NASDAQ” shall mean the NASDAQ Capital Market.

“New Shares” shall have the meaning set forth in the recitals hereof.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 12 hereof.

“Over-Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Prospectus” shall mean the final Prospectus, including any information relating to the Rights Offering and the Public Reoffer, if any, including the Rights and the underlying shares of Common Stock, and the Warrants and the Warrant Shares, and the additional shares of Common Stock and Warrants and the Warrant Shares to be offered and sold in the Standby Offering, that is filed with the Commission pursuant to Rule 424(b) and deemed by virtue of Rule 430A of the Securities Act to be part of such registration statement, each as amended, for use in connection with the issuance of the Rights and the Rights Offering.

“Record Date” shall have the meaning set forth in the recitals hereof.

“Registration Statement” shall mean the Company’s Registration Statement on Form S-1 to be filed with the Commission together with all exhibits thereto and any prospectus supplement relating to the Stock Offerings, the Rights and the underlying shares of Common Stock and Warrants and the Warrant Shares, and the additional shares of Common Stock, Warrants and Warrant Shares to be offered and sold in the Standby Offering, pursuant to which the Rights and underlying shares of Common Stock, Warrants and Warrant Shares have been registered under the Securities Act.

“Rights” shall have the meaning set forth in the recitals hereof.

“Rights Offering” shall have the meaning set forth in the recitals hereof.

“Securities” shall have the meaning set forth in the recitals hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Standby Offering” shall have the meaning set forth in the recitals hereof.

“Standby Purchaser” shall mean the Standby Purchaser named in the recitals hereof.

“Stock Offerings” shall have the meaning set forth in the recitals hereof.

“Subscription Price” shall have the meaning set forth in the recitals hereof.

“Subsidiaries” shall have the meaning set forth in Section 3(e) hereof.

“Superior Proposal” shall mean an unsolicited written, bona fide proposal that the Company’s Board of Directors determines, in its good faith judgment (after consultation with the Company’s outside legal counsel and investment bankers) (i) to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement, (ii) to be reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and (iii) that the Company’s Board of Directors, after consultation with its legal counsel, determines in good faith that it must accept to comply with its fiduciary duties.

“Warrants” shall have the meaning set forth in the recitals hereof.

“Warrant Shares” shall mean the shares of Common Stock issuable upon the Exercise of Warrants.

Section 2. Standby Purchase Commitment.

(a) Subject to the terms and conditions of this Agreement, the Standby Purchaser hereby agrees to purchase the Securities from the Company, and the Company hereby agrees to sell the Securities to the Standby Purchaser, at the Subscription Price.

(b) Payment of the Subscription Price for the Securities shall be made to the Company by the Standby Purchaser, on the Closing Date, against delivery of the Securities to the Standby Purchaser, in United States dollars by means of certified or cashier’s checks, bank drafts, money orders or wire transfers.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Standby Purchaser as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to perform its obligations under this Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Once the Registration Statement is declared effective by the Commission, no stop order will have been issued with respect thereto and no proceedings therefore will have been initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information will have been complied with. On the effective date, each of the Registration Statement and the Prospectus (and all documents and filings incorporated by reference therein) will comply in all material respects with the requirements of the Securities Act and the Exchange Act, to the extent applicable, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. On the Closing Date, each of the Registration Statement and the Prospectus (and all documents and filings incorporated therein) will comply in all material respects with the requirements of the Securities Act and the Exchange Act, to the extent applicable, and will not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchaser for use in the Registration Statement or in the Prospectus.

(d) All of the Securities (including the Warrant Shares) and New Shares will have been duly authorized for issuance prior to the Closing, and, when issued and distributed by the Company, will be validly issued, fully paid and non-assessable; and none of the Securities (including the Warrant Shares) or New Shares will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Certificate of Amendment to the Company’s Certificate of Incorporation, as amended through the Closing Date (the “Certificate of Incorporation”) or Amended and Restated Bylaws, in each case as currently in effect, or any material agreement or instrument to which the Company is a party or by which it or its assets are bound.

(e) Neither the Company nor any of its direct or indirect subsidiaries (“Subsidiaries”) is in violation of its articles of incorporation, certificate of incorporation, articles of organization, bylaws, operating agreement or other governing documents, or in default under any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, the effect of which violation or default would reasonably be expected to have a Material Adverse Effect, and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with, or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or its Subsidiaries pursuant to the terms of any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of the articles of incorporation, certificate of incorporation, articles of organization, bylaws, operating agreement or other governing documents of the Company or any of its Subsidiaries or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company, any of its Subsidiaries or any of their property; and, except as contemplated herein, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement or the performance of the Company’s obligations hereunder.

(f) The only approvals by the Company’s stockholders, if any, necessary to consummate the transactions contemplated by this Agreement are as set forth in Section 7(a)(iv) hereof.

Section 4. Representations and Warranties of the Standby Purchaser. The Standby Purchaser represents and warrants to the Company as follows:

(a) (i) If the Standby Purchaser is an individual, he or she has full power and authority to perform his or her obligations under this Agreement.

(ii) If the Standby Purchaser is a corporation, the Standby Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to perform its obligations under this Agreement.

(iii) If the Standby Purchaser is a trust, the trustee has been duly appointed as trustee of the Standby Purchaser with full power and authority to act on behalf of the Standby Purchaser and to perform the obligations of the Standby Purchaser under this Agreement.

(iv) If the Standby Purchaser is a partnership or limited liability company, the Standby Purchaser is a partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to perform its obligations under this Agreement.

(b) The Standby Purchaser is familiar with the business in which the Company is engaged, and based upon knowledge and experience in financial and business matters, the Standby Purchaser is familiar with the investments of the type being undertaken to purchase; the Standby Purchaser is fully aware of the problems and risks involved in making an investment of this type; and the Standby Purchaser is capable of evaluating the merits and risks of this investment. The Standby Purchaser acknowledges that, prior to executing this Agreement, there was an opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company.

(c) This Agreement has been duly and validly authorized, executed and delivered by such Standby Purchaser and constitutes a binding obligation of such Standby Purchaser enforceable against the Standby Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) The Standby Purchaser hereby acknowledges that the Company has retained Paragon Capital Group, LLC to serve as the information agent (the “Information Agent”) in connection with the Rights Offering, pursuant to which the Information Agent will receive customary fees for each share of Common Stock sold in the Stock Offerings.

Section 5. Deliveries at Closing.

(a) At the Closing, the Company shall deliver to the Standby Purchaser a certificate or certificates or other evidence representing the number of shares of Common Stock and Warrants issued to the Standby Purchaser pursuant to Section 2 hereof.

(b) At the Closing, the Standby Purchaser shall deliver to the Company payment in an amount equal to the Subscription Price multiplied by the number of shares of Common Stock purchased by such Standby Purchaser, as set forth in Section 2(b) hereof, in immediately available United States funds, to an account or accounts designated in writing by the Company; provided that such payment shall constitute the Standby Purchaser’s agreement and acknowledgement that all of the conditions specified in Section 7(a) and (c) hereof shall have been satisfied or waived by the Standby Purchaser.

Section 6. Covenants.

(a) Covenants. The Company agrees and covenants with the Standby Purchaser, between the date hereof and the earlier of the Closing Date or the effective date of any termination pursuant to Section 8 hereof, as follows:

(i) To use commercially reasonable efforts to effectuate the Rights Offering;

(ii) As soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchaser with a confirmation in writing, of (A) the time when the Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the New Shares, Warrants or Warrant Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for such purpose, (D) the receipt of any comments from the Commission directed toward the Registration Statement or the Prospectus, or any document incorporated therein by reference, and (E) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information. The Company will use its commercially reasonable efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;

(iii) To operate the Company’s business in the ordinary course of business consistent with past practice, subject to compliance with and limitations required by the outstanding cease-and-desist orders against the Company and the Bank;

(iv) To notify, or to cause the Information Agent to notify, on each Friday during the exercise period of the Rights, or more frequently if reasonably requested by the Standby Purchaser, the Standby Purchaser of the aggregate number of Rights known by the Company or the Information Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be;

(v) Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except: (a) for shares of Common Stock issuable upon exercise of the Company’s presently outstanding stock options; (b) for Warrants issued as set forth in the recitals to this Agreement; or (c) in connection with any redemption of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series A pursuant to Section 6(f) of this Agreement;

(vi) Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock, other than a reverse stock split that may be undertaken subsequent to or contemporaneous with closing of the transactions contemplated by this Agreement; and

(vii) Not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock, other than ordinary quarterly dividends, regularly declared and paid in accordance with past practice.

(b) Certain Acquisitions. Between the date hereof and the Closing Date, the Standby Purchaser and its respective Affiliates shall not acquire any shares of Common Stock; provided, however, that the foregoing shall not restrict the acquisition of shares of Common Stock by the Standby Purchaser or its Affiliates (i) from the Company pursuant to Section 2 of this Agreement or (ii) from any other Standby Purchaser or any Affiliate of the Standby Purchaser or of any other Standby Purchaser.

(c) Information. The Standby Purchaser agrees to furnish to the Company all information with respect to the Standby Purchaser that the Company may reasonably request and any such information furnished to the Company for inclusion in the Prospectus by the Standby Purchaser shall not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Prospectus or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Public Statements. Neither the Company nor the Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, (ii) with respect to the filing by the Standby Purchaser of any Schedule 13D or Schedule 13G, to which a copy of this Agreement may be attached as an exhibit thereto, or (iii) with respect to any application to a Banking Regulator, to obtain any necessary approvals or authorizations to acquire the Securities pursuant thereto.

(e) Regulatory Filing. If the Company or the Standby Purchaser determines a filing is or may be required under applicable law in connection with the transactions contemplated hereunder, the Company and the Standby Purchaser shall use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under applicable law with respect to the transactions contemplated hereunder so that any applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof.

(f) TARP Redemption. The Company shall use its best efforts to obtain the written agreement of the U.S. Treasury to the redemption in full by the Company of all of the issued and outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series A sold to the U.S. Treasury on December 5, 2008, at a discount to the stated redemption price.

(g) Lock Up. If the Standby Purchaser is a Designated Investor Director, the Standby Purchaser will not sell, transfer or otherwise dispose of the Securities for a period of 180 days from the Closing Date.

(h) Transaction Costs. If (i) this Agreement is terminated pursuant to Section 8(b)(i) (if the Company is the breaching party), 8(b)(ii), 8(c) or 8(d) hereof; (ii) there is (A) a Material Adverse Effect or (B) a Market Adverse Effect that is not cured within ten days after the occurrence thereof (the “Cure Period”); (iii) the Closing occurs; or (iv) the Closing fails to occur because any of the conditions to Closing set forth in Sections 7(a)(i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) or (xiii) or 7(c) are not satisfied, the Company agrees to pay the aggregate sum of up to $80,000 to Timothy O’Dell (on behalf of all of the Standby Purchasers approved by Timothy O’Dell) for reimbursement of actual fees, costs and legal expenses incurred by such Standby Purchasers in connection with the transactions contemplated hereby.

(i) Other Arrangements. The Company shall not after the date of this Agreement enter into any agreement, including any Standby Purchase Agreement, with respect to its securities which is inconsistent with or violates the rights granted to the Standby Purchaser in this Agreement. Notwithstanding the foregoing, if the Company receives a Superior Proposal prior to approval by the Company’s stockholders of the issuance of more than 20% of the Company’s outstanding Common Stock to the Standby Purchasers, the Company may enter into an agreement, terminate this Agreement or take any other action if, in the good faith opinion of the Company’s Board of Directors, the failure to take any such action would be reasonably likely to cause the Company’s Board of Directors to violate its fiduciary duties under applicable law.

Section 7. Conditions to Closing.

(a) The obligations of the Standby Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date (except for representations and warranties (A) made as of a specified date, which shall be true and correct in all material respects as of such specified date or (B) qualified as to materiality, which shall be true and correct in all respects, subject to such qualifications);

(ii) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect, nor shall there have occurred any breach of any covenant of the Company set forth in Section 6 hereof;

(iii) As of the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or NASDAQ or trading in securities generally on NASDAQ shall not have been suspended or limited or minimum prices for securities generally shall not have been established on the NASDAQ (a “Market Adverse Effect”);

(iv) The Company shall have received shareholder approval of (A) the sale to the Standby Purchasers and (B) an amendment to the Company’s Certificate of Amendment to the Certificate of Incorporation to increase the number of shares of authorized Common Stock to authorize sufficient shares of Common Stock for completion of the Stock Offerings as contemplated by this Agreement, and such amendment shall have been duly filed, and become effective;

(v) The Company shall have obtained any (A) required federal, state and regulatory approvals for the Stock Offerings on conditions reasonably satisfactory to the Designated Investor Directors, including, without limitation, approvals of Banking Regulators, if any, and (B) any stockholder approvals or other approvals required under applicable law or NASDAQ rules;

(vi) On or before the Closing Date, the Company shall cause the Board of Directors of the Company to take the following actions, subject to the approval of applicable Banking Regulators:

A.	In accordance with Article SIXTH of the Certificate of Incorporation, (i) increase the number of members of the Board of Directors from five to ten and (ii) name Timothy O’Dell, Thad Perry, Robert E. Hoeweler and two individuals designated by Timothy O’Dell (the “Designated Investor Directors”) to fill the vacancies created by the increase in the number of directors, with the five new members being assigned to the classes of directors whose terms expire in the following years:

James H. Frauenberg, II: 2012
Donal Malenick: 2012
Robert E. Hoeweler: 2013
Timothy O’Dell: 2014
Thad R. Perry: 2014

B.	Obtain and accept the resignation of Jerry F. Whitmer as Chairman of the Board of Directors of the Company and elect Robert E. Hoeweler to serve in such capacity;

C.	Obtain and accept the resignation of Eloise L. Mackus as Chief Executive Officer of the Company and elect Timothy O’Dell to serve in such capacity; and

D.	Obtain and accept the resignation of Therese A. Liutkus as President of the Company and elect Thad Perry to serve in such capacity;

(vii) Before the date on which the members of the Board of Directors take the action in accordance with subparagraph (vi), the Company and the members of the Board of Directors shall enter into a mutually acceptable agreement with Timothy O’Dell, Thad Perry and Robert E. Hoeweler which provides for (a) the renomination of the Designated Investor Directors for election to the Board of Directors of the Company for at least one three-year term upon the expiration of each such Designated Investor Director’s initial term, unless any such Designated Investor Director gives notice to the Company that he does not seek such renomination and (b) subject to any limitation imposed by law or by any Banking Regulator, in the event that any Designated Investor Director is unable to serve as a director, whether because of resignation, removal or otherwise, the designation by the Designated Investor Directors of a substitute nominee who is reasonably acceptable to the Company’s Board of Directors, and the appointment of such nominee to the Board to complete such Designated Investor Director’s term as a director;

(viii) The aggregate Tier I Capital of the Bank (as defined by applicable Banking Regulators), after the inclusion of the net proceeds from the Stock Offerings contributed by the Company to the Bank and the redemption by the Company of its Fixed Rate Cumulative Perpetual Preferred Stock Series A, shall equal or exceed 8.0% of Total Assets (as defined by Banking Regulators);

(ix) The Company must have received net proceeds of at least $16.5 million from the Rights Offering and the Public Reoffer, if any (excluding any and all proceeds from the sale of the Securities to the Standby Purchasers); provided, however, that if the U.S. Treasury has agreed in writing prior to the Closing to permit the Company to redeem the outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock Series A at a discount to their stated redemption price, this condition shall be satisfied by the Company’s receipt of net proceeds from the Rights Offering and the Public Reoffer, if any (excluding any and all proceeds from the sale of the Securities to the Standby Purchaser) in the amount of $16.5 million less the amount of such discount;

(x) The approval or non-objection of the Banking Regulators of any applications or other filings submitted by the Designated Investor Directors contemplated by this Agreement without the imposition of any condition which the Designated Investor Directors reasonably determine would be unduly burdensome. Without limiting the generality of the foregoing sentence, a condition to the approval of one or more change of control applications which requires the submission of financial or other information by Persons other than the Designated Investor Directors shall be deemed to be unduly burdensome;

(xi) The applicable Banking Regulator shall have informed the Company and the Standby Purchaser in writing that the following provisions of the cease-and-desist order outstanding against the Bank (Order No. CN-11-14) shall not be effective as of and after the Closing: Paragraph 9 (respecting the submission of a Contingency Plan); Paragraph 12 (the prohibition on non-homogeneous lending); Paragraph 14 (limitations on the release of borrowers and guarantors); Paragraph 21 (concerning a management succession plan); Paragraph 33 (limiting asset growth); Paragraph 24(b) (to remove the requirement of maintaining sufficient short-term liquidity at a level consistent with both short- and long-term liquidity objectives); Paragraph 38 (limits on accepting brokered deposits); and Paragraph 39 (imposing limits on dividends and other capital distributions by the Bank);

(xii) The applicable Banking Regulator shall have informed the Company and the Standby Purchaser in writing that the following provisions of the cease-and-desist order outstanding against the Company (Order No. CN 11-15) shall not be effective as of and after the Closing: Paragraph 8 (imposing limits on dividends or other capital distributions by the Company); and Paragraph 9 (imposing limits on the Company incurring new debt or making changes in or payments on existing debt); and

(xiii) On the Closing Date, subject to the approval of any and all applicable Banking Regulators, Timothy O’Dell shall receive $90,000 from the Company on behalf of himself, Thad Perry and Robert Hoeweler in consideration of the efforts of such individuals in connection with the Standby Purchase Agreement.

(b) The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) The representations and warranties of the Standby Purchaser in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date); and

(ii) If the Standby Purchaser is a Designated Investor Director, he or she shall have executed and delivered a lock-up agreement substantially in the form of Exhibit A hereto.

(c) The obligations of the Company and the Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Rights Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Stock Offerings or the material transactions contemplated by this Agreement;

(ii) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with;

(iii) The New Shares (including the Warrant Shares) shall have been authorized for listing on the NASDAQ; and

(iv) Any applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(d) Any of the conditions set forth in Sections 7(a) or 7(c) to the obligation of the Standby Purchaser to consummate the transactions contemplated herein may be waived in writing by Timothy O’Dell, in his discretion, on behalf of all Standby Purchasers, and the Standby Purchaser agrees that any such waiver shall be binding upon the Standby Purchaser.

Section 8. Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by the Standby Purchaser by written notice to the Company if (i) there is (A) a Material Adverse Effect or (B) a Market Adverse Effect that is not cured within the Cure Period, (ii) any condition to closing specified in Section 7(a) or 7(c) cannot be satisfied or the Standby Purchaser reasonably believes that any such condition cannot be satisfied or (iii) any purchaser in the Stock Offerings, including any associates or group acting in concert, (excluding any Standby Purchaser approved by Timothy O’Dell) would own more than 9.9% of the Company’s outstanding Common Stock immediately following completion of the Stock Offerings. In the case of MacNealy Hoover Investment Management Inc. only, the 9.9% limitation in the foregoing Section 8(a)(iii) shall be increased to 15%.

(b) This Agreement may be terminated by the Company on one hand or by the Standby Purchaser on the other hand, by written notice to the other party hereto:

(i) At any time prior to the Closing Date, if there is a material breach of this Agreement by the other party that is not cured within seven days after the non-breaching party has delivered written notice to the breaching party of such breach;

(ii) At any time after April 15, 2012, if the Closing has not occurred prior to such date, provided that the action or inaction of the party seeking to terminate did not result in the failure of Closing to occur by April 15, 2012; or if

(iii) Consummation of the Standby Offering is prohibited by law, rule or regulation.

(c) This Agreement may be terminated by the Company in the event that the Company determines that it is not in the best interests of the Company and its shareholders to go forward with the Stock Offerings.

(d) This Agreement may be terminated by the Company in the event that, prior to approval by the Company’s stockholders of the issuance of more than 20% of the Company’s outstanding common stock to the Standby Purchasers, the Company shall have received a Superior Proposal and, in the good faith opinion of the Company’s Board of Directors, the failure to terminate this Agreement would be reasonably likely to cause the Company’s Board of Directors to violate its fiduciary duties under applicable law. If the Company terminates this Agreement pursuant to this Section 8(d), the Company shall pay to Timothy O’Dell (on behalf of all of the Standby Purchasers approved by Timothy O’Dell) the sum of $150,000, in cash, within three days of such termination.

Section 9. Survival. The representations and warranties of the Company and the Standby Purchaser contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.

Section 10. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Company:

Central Federal Corporation

2923 Smith Road

Fairlawn, Ohio 44333

Attention: Eloise L. Mackus, Esq.

Chief Executive Officer

Telephone: (330) 666-7979

Facsimile: (330) 666-7959

With a copy to:

Silver, Freedman & Taff, L.L.P.

3299 K Street, N.W.

Suite 100

Washington, DC 20007

Attention: James S. Fleischer, P.C.

Telephone: (202) 295-4507

Facsimile: (202) 337-5502

If to the Standby Purchaser:

P.O. Box 384

New Albany, Ohio 43054

Attention: Timothy O’Dell

Telephone: (614) 580-8729

Facsimile: (614) 245-8414

With a copy to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Attention: John C. Vorys, Esq.

Telephone: (614) 464-6211

Facsimile: (614) 719-5014

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10.

Section 11. Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, including any Person to whom Securities are transferred in accordance herewith.

Section 12. Entire Agreement. Except as specifically set forth herein, the Company and the Standby Purchaser mutually agree to be bound by the terms of the non-disclosure agreement dated January 16, 2011 (the “Non-Disclosure Agreement”) previously executed by the Company and the Standby Purchaser, which Non-Disclosure Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Non-Disclosure Agreement. The Company and the Standby Purchaser agree that such Non-Disclosure Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. The Non-Disclosure Agreement and this Agreement embody the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Non-Disclosure

Agreement, with respect to the standby purchase commitments with respect to the Securities and the New Shares. Other than with respect to matters set forth or referred to in the Non-Disclosure Agreement, this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby) and Federal law as it applies to depository institutions and their holding companies.

Section 14. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties.

Section 15. Extension or Modification of Rights Offering. The Company may (a) waive irregularities in the manner of exercise of the Rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the Rights, in each case only to the extent that such waiver does not materially adversely affect the interests of the Standby Purchaser.

Section 16. Miscellaneous.

(a) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(b) This Agreement may be executed in any number of counterparts and by facsimile or electronic transmission (including by pdf), each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

Section 17. Solicitation of Merger Partner. Notwithstanding anything in this Agreement to the contrary, the Company may, during the term of this Agreement, solicit, entertain and negotiate interest from third parties in a merger, acquisition of assets and assumption of liabilities or other transaction whereby substantially all of the outstanding stock or the assets and liabilities of the Company would be acquired by a third party (“Merger Transaction”). The Company will promptly notify the Standby Purchasers of its receipt of any offers, letters of interest or intent, or other written or verbal indications of interest it receives from any third party. In the event the Company terminates this Agreement pursuant to Section 8(c) and (i) within six months of the date of termination enters into a written Merger Transaction agreement; or (ii) at the time of termination the Company has received subscriptions in the Stock Offerings for at least $17.5 million in gross proceeds, excluding funds received from the Standby Purchasers, but elects not to complete the Stock Offerings, then the Company shall pay to Timothy O’Dell, on behalf of all the Standby Purchasers, the sum of $300,000 in lieu of any payment otherwise due hereunder, including any payment pursuant to Section 6(h) hereof.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

CENTRAL FEDERAL CORPORATION

BY:
Name: Eloise L. Mackus, Esq.
Title: Chief Executive Officer

STANDBY PURCHASER

BY:
Name:
Title:

Exhibit A

Central Federal Corporation

2923 Smith Road

Fairlawn, Ohio 44333

Ladies and Gentlemen:

The undersigned, Central Federal Corporation, a Delaware corporation (the “Company”), the Company’s executive officers and directors, and                                 , (the “Standby Purchaser”), understand that Paragon Capital Group, LLC (“Paragon”) proposes to enter into a financial advisory services agreement with the Company in connection with the Stock Offering (as defined below). The Company is distributing, at no charge, subscription rights to purchase shares of common stock of the Company (“Common Stock”) to the holders of record of its Common Stock (a “Shareholder”) at 5:00 p.m. Eastern Time, on [            ], 2011 (the “Record Date”) and, subject to the rights of such holders described below, to certain other purchasers on a standby basis. Each Record Date Shareholder will receive one non-transferable subscription right (a “Right”) for every share of Common Stock held of record at the close of business on the Record Date. Each Right will entitle the holder thereof to subscribe for a certain number of shares of Common Stock (the “Underlying Shares”) at $1.00 per share (the “Subscription Price”) (the “Basic Subscription Privilege”). Each Record Date Shareholder who exercises in full its Basic Subscription Privilege will also be eligible to subscribe at the Subscription Price for shares of Common Stock not otherwise purchased pursuant to the exercise of the Basic Subscription Privilege up to the total number of Underlying Shares, subject to availability, proration and reduction by the Company in certain circumstances and, in all instances, to a limit on ownership of the Common Stock (the “Over-Subscription Privilege”). The offer and sale of the Underlying Shares pursuant to the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege are referred to herein as the “Rights Offering.” For each three shares of Common Stock subscribed for, purchasers will receive, without charge, one warrant to purchase one additional share of Common Stock at a purchase price of $1.00 per share (the “Warrant”). The Warrant will be exercisable for three years upon payment of the purchase price in cash, and will be non-transferable.

The Company has separately entered into a “Standby Purchase Agreement” with the Standby Purchaser, pursuant to which the Standby Purchaser has agreed to acquire from the Company, at the Subscription Price, [            ] shares of Common Stock, assuming completion of the Rights Offering and the satisfaction of the other terms and conditions contained in the Standby Purchase Agreement. The Standby Purchaser has conditioned its purchase of shares of Common Stock upon the receipt by the Company of $16.5 million in net proceeds from the Rights Offering and the Public Reoffer (as defined below), if any (excluding any and all proceeds from the sale of the Securities (as defined below) to the Standby Purchasers). This condition may be waived at the discretion of Timothy O’Dell on behalf of the Standby Purchaser.

The Company may offer any shares of Common Stock that remain unsubscribed in the Rights Offering at the expiration of the Rights Offering to the public at the Subscription Price per share (the “Public Reoffer”). Any offering of shares of Common Stock in the Public Reoffer shall be on a best efforts basis. The Public Reoffer shall terminate no later than April 15, 2012. The Rights Offering, the offering to the Standby Purchaser and any Other Standby Purchaser, and the Public Reoffer are together referred to herein as the “Stock Offering,” and the Underlying Shares and the shares of Common Stock sold to the Standby Purchaser, to any Other Standby Purchaser and to the public in the Public Reoffer are collectively referred to herein as the “Securities.” The maximum number of shares of Common Stock that may be sold in the Stock Offering is 30 million.

In recognition of the benefit that the Stock Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that from the date hereof and until 180 days after the consummation of all sales of Common Stock in the Stock Offering (such 180 day period being referred to herein as the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Paragon, which consent may be withheld in Paragon’s sole discretion.

Any Common Stock or Warrants acquired by the undersigned in the open market on or after the closing of the Stock Offering will not be subject to this letter. A transfer of Common Stock or Warrants to a family member or a trust, partnership or other entity for the benefit of the undersigned, a transfer not involving a disposition for value, a bona fide gift, or a transfer to an investment vehicle under common control with the undersigned may be made, provided the transferee agrees in writing prior to such transfer to be bound by the terms of this letter as if it were a party hereto.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to (a) decline to make any transfer of shares of Common Stock or Warrants if such transfer would constitute a violation or breach of this letter and (b) place legends and stop transfer instructions on any such shares of Common Stock or Warrants owned or beneficially owned by the undersigned, which legends and stop transfer instructions shall be removed upon expiration of the Lock-Up Period.

The undersigned represents and warrants that the undersigned has full power and authority to enter into this letter. This letter is irrevocable and shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter shall be governed by and construed in accordance with the laws of the State of Ohio without regard to choice of law rules. This letter shall lapse and become null and void if the Rights Offering is abandoned by the Company, if the Standby Purchase Agreement is terminated or if the Stock Offering shall not have occurred on or before April 15, 2012.

Very truly yours, STANDBY PURCHASER

By:
Name:
Title: